UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  March 31, 2014

GENCO SHIPPING & TRADING LIMITED
(Exact Name of Registrant as Specified in Charter)

Republic of the Marshall Islands	001-33393	98-043-9758
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

299 Park Avenue 12th Floor New York, NY	10171
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (646) 443-8550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As of the date of this report, Genco Shipping & Trading Limited (the “Company”) continues to be in discussions with certain of our creditors to seek a consensual restructuring of our outstanding indebtedness.  To allow such discussions to continue into April 2014 without the need to file for bankruptcy relief, on March 31, 2014, we entered into agreements with certain of the lenders under our 2007 Credit Facility, our $100 Million Term Loan Facility, and our $253 Million Term Loan Facility (our “Credit Facilities”) to obtain waivers or forbearances with respect to certain potential or actual events of default as of March 31, 2014 as follows (the “Relief Agreements”):

•	not making the scheduled amortization payment on March 31, 2014 under our 2007 Credit Facility;

•	not meeting the consolidated interest ratio covenant for the period ended March 31, 2014;

•	not meeting the maximum leverage ratio covenant for the period ending March 31, 2014;

•	not meeting the collateral maintenance test under the 2007 Credit Facility;

•	not meeting the minimum cash balance covenant under the 2007 Credit Facility;

•	not furnishing audited financial statements to the lenders within 90 days after year end for the year ended December 31, 2013;

•	a cross-default with respect to our outstanding interest rate swap with respect to the foregoing;

•	cross-defaults among our credit facilities with respect to the foregoing; and

•	any related defaults or events of default resulting from the failure to give notice with respect to any of the foregoing.

The Relief Agreement for our 2007 Credit Facility provides that the agent and consenting lenders will forbear to exercise their rights and remedies with respect to the foregoing potential or actual events of default through 11:59 p.m. on April 1, 2014, subject to earlier termination if a subsequent event of default other than those described above occurs under our credit agreements or if we breach the terms of the Relief Agreement.  The Relief Agreements for our other two Credit Facilities provide that the agent and lenders waive the foregoing potential or actual events of default through 11:59 p.m. on April 1, 2014, subject to earlier termination if a subsequent event of default occurs other than those described above under our credit agreements or if we breach the terms of the Relief Agreements.  Notwithstanding such waivers and forbearances, the fact that we did not make the scheduled amortization payment on March 31, 2014 constituted an event of default under our currently outstanding interest rate swap.  In addition, under the indenture and supplemental indenture (the “Indenture”) governing our 5.0% Convertible Senior Notes on July 27, 2010 (the “Convertible Notes”), our failure to make such payment would constitute an event of default under the Indenture if we fail to cure such default within 30 days after notice from the trustee under the Indenture.

There can be no assurance that our ongoing discussions with certain of our creditors will result in a consensual restructuring before we would be compelled to seek bankruptcy relief.    The Company does not intend to provide updates or details of the restructuring discussions.  Any agreement we may reach with our creditors regarding a restructuring may require implementation through one or more concurrent proceedings under Chapter 11 of Title 11 of the United States Bankruptcy Code.  The risks described in Item 8.01 of our Current Form on 8-K filed with the U.S. Securities and Exchange Commission on February 19, 2014 with respect to our potential restructuring continue to apply.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. Included among the important factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are changes to the Company’s liquidity position, the results of discussions with the Company’s lenders and other creditors, and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2012 and subsequent reports on Form 10-Q and Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Genco Shipping & Trading Limited has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENCO SHIPPING & TRADING LIMITED
DATE: March 31, 2014

/s/ John C. Wobensmith
John C. Wobensmith
Chief Financial Officer and Secretary
(Principal Financial and Accounting Officer)